PREPARED FOR: Physicians Resources Inc.

  MINOLTA MIMS 3000 Version 3.1 SINGLE-USER

  DOCUMENT IMAGING SYSTEM SOFTWARE AND HARDWARE INCLUDED

  ITEM DESCRIPTION PRICE

  1 DS 2200 Document Scanner "/Automatic Document Feed (22 $ 5,995.40 pages per minute), 8.5"x 14" maximum document size, Cable, and Software Drivers

  2 SP 3100M 10 page per minute Laser Printer with Imaging Unit and $ 2,895.00 Windows Print Driver with Cable

  3 Compaq 100 MHZ Pentium Personal Computer with 1 GB HDD, 8 $4,395.00 MB RAM, Microsoft DOS 6.2, Windows 3.1 and System Mouse, and 20" SVGA Monitor

  4 Minolta MIMS 3000 Version 3.1 Single-User Software Module $4,395.00

  5 OD 2000, 1.3 GB Optical Disk Drive with cables and WORM $4,795.00 software driver, includes one optical disk

  System Total $22,475.10

  Annual Hardware Maintenance Agreement $ 1,895.00

  Annual Software Maintenance Agreement $ 495.00

  UHIblMl
AGREEMENT FOR SALE OF COMPUTER EQUIPMENT, SOFTWARE AND SERVICES

Healthpac Computer Systems, Inc., 5105 Paulsen Street, Suite 124D, Savannah, GA 31405 (HCSI) agrees to sell and Physician Resources, Inc., 460 Main Street, Lewiston, ME 04240
(Client) agrees to buy the following:

PACS SOFTWARE                                                   $25,000.00
 Patient Accounting & Control System V96.3 - "CLIENT" Version

DATA CONVERSION                                                 included
 Data from present files will be converted to PACS format

ELECTRONIC CLAIMS MODULES                                       $0.00
  Medicare, Medicaid of Maine, Blue Cross of Maine, Medicare
  Electronic Remittance

INSTALLATION & TRAINING
 (Includes all system connections and testing. Customer is responsible for all cable and Cable runs. Customer responsible for travel & expenses of HCSI personnel.)
  Training policy is detailed on reverse.

TOTAL SYSTEM INVESTMENT                                         $25,000.00

DEPOSIT                                                         $12,000.00

DUE AT CONVERSION                                                $8,000.00

BALANCE DUE AT INSTALLATION                                      $5,000.00
TRAINING

 Base training will be conducted at client's site and Healthpac Savannah. Pre-installation will be completed by Client prior to on-site training by HCSI personnel. A daily schedule and progress checklist will be provided by Healthpac. Base training includes ten (10) days on-site training on PACS. Additional on-site training, if required, will be provided at the rate of $250 per day plus travel and expenses.

WARRANTY, SERVICE AND SYSTEM SUPPORT

Healthpac will provide labor, parts help-desk and technical support for ninety (90) days from date of hardware installation. After this time period, support will be provided at published per-call rates in effect at the time unless Client subscribes to one of the optional support plans described below.

SOFTWARE SUPPORT AGREEMENT. (See attached Terms and Conditions.) Healthpac will provide help-desk and system support for one (1) year from date of warranty expiration. Hardware service is not covered under this plan.

HARDWARE SUPPORT AGREEMENT. (See attached Terms and Conditions.) Healthpac will provide help-desk and system support for one (1) year from date of hardware installation. Hardware as detailed in the Equipment Schedule will be covered subject to the terms and conditions as stated therein. Hardware service for hardware not included in the Equipment Schedule is not covered under this plan.

Client ACCEPTS (initial plan accepted)

 __________  Software Support Agreement - $3000 Annually

 __________  H/W Support Agreement - N/A

This Agreement is subject to Healthpac's Application Software License
Agreement.

Software supplied to Client as stated in this Agreement will perform all functions defined in the Operations Manual for the product.

Client gives permission to Healthpac to use its name in Healthpac's marketing and will allow the client's site to be used on occasion as a demonstration site.

Applicable sales taxes are not included in the prices shown. This agreement constitutes the entire agreement and supersedes all previous communication, including written and verbal proposals. This agreement shall be governed under the laws of the State of Georgia.

ACCEPTED BY:

Healthpac Computer Systems, Inc.


______________________________     Date: __________

Physician Resources, Inc.

______________________________     Date: __________


HEALTHPAC COMPUTER SYSTEMS, INC.
P. O. Box 60414
SAVANNAH,   GA   31420

APPLICATION  SOFTWARE  LICENSE  MASTER AGREEMENT

This application software license Agreement, (hereinafter "Agreement") made between Healthpac Computer Systems, Inc. (hereinafter "Licensor"), having its principal place of business at 5105 Paulsen Street, Suite 124D Savannah, Georgia 31405 and Physicians Resources, Inc. and its' heirs and assigns (hereinafter "Licensee"), having its' principal place of business at 460 Main Street, Lewiston, Maine 04240.

Licensee agrees to license from Licensor, and by its acceptance of this Agreement and the Terms and Conditions contained in paragraphs 1 - 14, attached hereto and made a part hereof, Licensor agrees to furnish to Licensee a license to use the following application software products. It is understood that Licensee is not being sold any of the Licensor's proprietary interest in the application software product identified below. This license consists of software object code, source code and computer-generated documentation and specifications preapproved by Licensee. This license (hereinafter called "Software"), is to be processed on a Healthpac-approved computer system.

Description of Application Software
PACS Medical Billing Software Package

TERMS and CONDITIONS:

1. TERM OF LICENSE. The term of the license shall commence upon delivery of the software and shall remain in force until Licensee shall cease to use the software or as provided in paragraph 9 below.

2. ASSIGNMENT. Licensee's rights in and under this Agreement shall not be assigned or otherwise transferred, in whole or in part, either voluntarily by Licensee, by operation of law or otherwise, without Licensor's prior written consent, and the terms and conditions of any such assignment shall be subject to Licensor's prior approval.

3. NON-ASSIGNABLE LICENSE. Licensee acknowledges that the software to be provided has a substantial commercial value to Licensor.
Licensee is, therefore, by payment of the full license fee to Licensor, entitled to and shall be vested with a non-exclusive, non-assignable license to use the software on a Healthpac-approved computer system. In the event Licensee is sold, the Licensee or the heirs of the Licensee may assign the license. In the event that Licensee is sold, a written notification of such sale must be provided to Healthpac within thirty (30) days of the sale. Such license does not include the right to reproduce or publish to others. Licensor expressly reserves and Licensee expressly agrees that the entire right, title and interest to such software shall remain with Licensor, and Licensor has the exclusive right to protect by copyright, or otherwise to reproduce, publish, sell and distribute such software to anyone.

4. NONDISCLOSURE. Licensee shall take all reasonable steps to ensure that the software, and all portions and components thereof, on tangible media or in any other form, are held in confidence by Licensee and its employees and that they are not disclosed or made available to any third party not licensed by Licensor. Licensee agrees that no copies or duplicates of the software or any portion of its' components thereof, will be made by Licensee for any purpose whatsoever without the prior written consent of Licensor;
except that copies of software may be made as necessary for backup security storage. In the event of Licensee's violation of this or any other section of this Agreement, Licensor shall have the right to immediately terminate this Agreement by giving written notice of termination to the Licensee if the violation has not been corrected within a ninety (90) day period from the data of the violation, and in the event of such termination, Section 9 shall apply. Licensee shall not itself nor shall it permit to allow others to remove, disable, modify or in any way tamper with the software without prior written approval by Licensor. The software product hereby licensed is protected by the copyright laws of the United States and any violation of such laws, including but not limited to unauthorized use, distribution, copying, sale or distribution may result in civil and/or criminal prosecution, imprisonment, and/or judgements together with attorney fees in prosecuting Licensee, its employees, agents or co-conspirators in the violation of Licensor's rights to this product.

5. MANDATORY REVISION OF SOFTWARE. Licensor will within the warranty period advise Licensee of mandatory revisions necessary to maintain the software. Licensee shall provide Licensor access to make such revisions.
In the event Licensee fails to allow access for such revisions, all warranties provided in Section 6 of this Agreement shall be deemed waived by Licensee. Licensor and its designees shall be granted access to Licensee's facility and to personnel concerned with the operation of the software necessary for revisions, if appropriate and deemed necessary by Licensor.

6. WARRANTY. Licensor warrants that the software provided under this Agreement shall be, for a period of ninety (90) days following delivery, free from defects in material and workmanship and will substantially meet the software product specifications when used by the Licensee in an appropriate and reasonable manner consistent with normal usage of software. Licensor shall be required to correct, repair, adjust or modify the software if a defect in material workmanship occurs and is reported by Licensee in writing to Licensor within the aforesaid ninety (90) day period. Licensor shall not be responsible or liable for damage to the software caused by Licensee, by acts of God, or by tampering or modifications to the software occurring from electrical malfunctions. This warranty and Licensor's liability are expressly subject to Licensee's proper use, management and supervision of the software and does not cover Licensee's obligations under Section 7 hereof. The foregoing warranty is in lieu of all other warranties, expressed or implied, including, but not limited to the implied warranties of merchantability and fitness for a particular purpose.

page one of two.   LICENSEE OBLIGATIONS.   The Licensee will, at its own
expense, provide such telecommunication facilities as are reasonably required by Licensor for software correction and will bear the charge for the use of those facilities by the Licensor when performing activities to correct the software. The Licensor and its agents or representatives shall have reasonable access to the computer system in order to undertake work concerned with investigation or correcting any problems existing in the software. Licensee shall designate a trained and skilled technician to act on behalf of Licensee in communicating with, dealing with and assisting with the installation of Licensor's product. This designee shall be authorized to sign-off on and accept the installed product. Licensee shall be responsible to see that any replacement designee shall receive training satisfactory to Licensor. Licensor will not be responsible for any misdirected or misinterpreted communication by any person other than the designee.

8.   LIMITATION OF REMEDIES AND DISCLAIMER OF
CONSEQUENTIAL DAMAGES. Licensor shall provide the software contemplated by this Agreement and in doing so has notified Licensee that prudence requires Licensee to maintain parallel systems for achieving the functions to be undertaken by the software until Licensee, in its sole discretion and judgement, determines that the software should undertake those functions. Licensor shall therefore, not be liable for any form of consequential damage arising from any type or manner of commercial, business or financial loss occasioned by, or resulting from any malfunction, defect or failure of the software or breach of conduct, whether intentional or unintentional negligence, either active or passive of any sort by Licensor. Nothing contained in this provision shall be construed as a limitation of liability for personal injuries arising from the negligence of Licensor hereunder.

9. TERMINATION. Upon termination of this Agreement for any reason or a cessation of the use of the software, whether as a result of the Licensee's default or otherwise, Licensee shall promptly deliver to Licensor all magnetic tapes and other tangible items and materials embodying the software and documentation of the software and shall also either promptly return to Licensor all copies thereof or destroy such copies and warrant in writing to Licensor that all copies have been destroyed. In the event that termination is due to breach of this Agreement, Licensor shall be entitled to seek injunctive relief, compensatory damages or punitive damages, or exercise any other remedy at law or equity available to Licensor. The Licensee shall be solely responsible for all of the Licensor's costs of litigation, including reasonable attorneys' fees, brought to enforce any provision of this Agreement.
Reasonable attorney's fees shall be construed to be the greater of 15% of any amount recovered from the Licensee or actual attorneys' fees incurred.

10. TAXES. Licensee shall be liable for all taxes imposed by any governmental agency for the Licensee or the use of the software, and Licensee agrees to pay such taxes and to indemnify and hold Licensor harmless from any claims, assessments or demands for payments of such taxes and penalties.

11. NON-COMPETE CLAUSE. Licensee agrees not to hire, contract with or to retain any former employee or agent of Licensor for a period of two (2) years from termination with Licensor to work in the same capacity as employed by Licensor in any enterprise engaging in the business of selling billing and management software to the Healthcare Community and within a 25 mile radius of Licensor's present or future location. Liquidated damages in favor of Licensor are agreed to be paid to Licensor by Licensee in the amount of $100,000 for breach of this provision.

12. ENTIRE UNDERSTANDING. This Agreement contains the entire understanding of the parties and is intended as a final expression of their Agreement and a complete statement of the terms hereof. Licensee acknowledges that it has read this Agreement, understands it and agrees to be bound by its terms and conditions. Licensee agrees that this Agreement supersedes all other proposals or prior Agreements, written or oral, and all other communications between the parties relating to the subject matter of this Agreement. The parties agree that this Agreement can only be modified by a written instrument signed by an authorized officer of both Licensor and Licensee.

13.   ADDITIONAL USER LICENSEE FEES.  Three (3) initial Demo-only copies will be provided for use by Licensor's employees only.  An additional fee will be charged for additional Franchisee client-activations. An additional license fee will be charged for additional Franchisee Clients requiring a 'stand alone' system with Healthpac software (requiring an additional Application Software License Agreement being signed by Franchisee-client). Licensor agrees that Licensee will sublicense the software to Franchisees and it's clients in accordance with and conditions contained herein at a fee to be paid
to Licensor in the following manner:   $1,00.00 (one hundred U.S. dollars)
per additional user or $1,000.00 (one thousand U.S. dollars) for each additional central processing unit that requires Licensors' application to be individually installed.

14 This Agreement shall be governed under the laws of the State of Georgia. In addition, both parties agree any dispute resolution, including mediation or litigation, between the parties can be conducted in either Androscoggin
Count, Maine or Chatham County, Georgia for a period of at least five (5) years.

Accepted by Healthpac Computer Systems, Inc.

by:
____________________________________________

Date: ______________________________________


Accepted by Licensee


by:
____________________________________________

Date: ______________________________________


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